Exhibit 99.1

Bruker Announces New $225 Million Share Repurchase Program

BILLERICA, Mass. — November 13, 2015 — Bruker Corporation (NASDAQ: BRKR) today announced that its Board of Directors has approved a new share repurchase program authorizing the purchase of up to $225 million of the Company’s common stock over a two-year period commencing November 12, 2015.

Under the $225 million share repurchase program, the Company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company’s repurchases may be executed using open market purchases, privately negotiated purchases or other transactions during the period from November 12, 2015 to November 11, 2017.

The Company intends to fund repurchases under this share repurchase program from cash on hand and available borrowings under its existing credit facility. The share repurchase program does not obligate the Company to repurchase any specific number of shares, and may be suspended, modified or terminated at any time without prior notice.

Additionally, effective November 11, 2015, activity under the Company’s previously announced repurchase program is suspended until January 1, 2017. Under that program, the Company is authorized to repurchase its common stock in amounts intended to offset, on an annual basis, the dilutive effect of shares that are or may be issued pursuant to option awards or restricted stock grants under the Company’s long-term equity incentive plans. Year to date through November 11, 2015, the Company repurchased approximately 1.25 million shares for a total cost of $24.9 million under the anti-dilutive repurchase authorization.

“Our new $225 million share buyback program reflects our confidence in the progress Bruker is making in its transformation and in its ongoing margin expansion,” said Frank Laukien, President & CEO of Bruker.  “With a strong balance sheet and improving cash flow, we now have flexibility to return capital to shareholders, while we continue to invest for profitable growth.”

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commitment to repurchasing its shares at any level in the future, the anticipated value of shares to be repurchased by the Company, the expected timing of such repurchases and the availability of funds for the repurchase of shares. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual future results and/or events may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission: a change in the Company’s share repurchase program by the Company’s Board of Directors or management, including changes in the value of shares to be repurchased or the timing of such repurchases, and unanticipated material payment obligations incurred by the Company that decrease the Company’s willingness or ability to repurchase shares at the anticipated level and timing, or at all. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The Company expressly disclaims any obligation to update or revise these forward-looking statements, except as otherwise specifically stated by the Company or as required by law or regulation.

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Contacts:

Joshua Young

Vice President, Investor Relations

Bruker Corporation

T: +1 (978) 667 — 9580, ext. 1479

joshua.young@Bruker.com